UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 16, 2007

SunTrust Banks, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-08918	58-1575035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Peachtree St., N.E., Atlanta, Georgia	30308
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 588-7711

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Amendment of Compensatory Plan. On August 16, 2007, the plan administrator of the SunTrust Banks, Inc. Deferred Compensation Plan adopted Amendment No. 2 to the Plan, effective as of July 1, 2007. The amendment provides that the non-vested portion of a participant’s mandatory deferrals (certain incentive payments required to be deferred) will vest (instead of being forfeited) upon the participant’s death, total disability, involuntary termination of employment (under circumstances where the participant is eligible for severance under the SunTrust Severance Pay Plan), or separation from service when he/she is eligible for retirement (at least age 55 with 5 or more years of service). The amendment also provides that vested mandatory deferrals shall be distributed in a lump sum on the earlier of (1) the participant’s separation from service (as defined in Section 409A of the Internal Revenue Code, “Section 409A”) and (2) the date(s) specified in the relevant incentive compensation plan(s), and imposes a mandatory 6-month delay on distributions to certain key employees to comply with the requirements of Section 409A.

Item 7.01	Regulation FD Disclosure.

In light of renewed market expectations of a possible easing by the Federal Reserve, SunTrust Banks, Inc. (the “Company”) today is providing analysts and investors with information related to the impact of potential interest rate changes on net interest income that would be reported by the Company. This information supplements the information provided in the Company’s Form 10-Q filing for the quarterly period ended June 30, 2007 and is intended to expand the Company’s discussion of the effect of the Company’s recent election of fair value accounting on its sensitivity to changes in interest rates.

The Company’s adoption of SFAS No. 159 in the first quarter of 2007 resulted in differences between accounting and economic net interest income sensitivity analysis, mainly due to net interest payments on receive fixed swaps that are now reflected in trading account profits and commissions versus net interest income prior to the adoption of this standard. The adoption of this standard included the election to carry at fair value certain fixed rate debt issuances that had previously been designated in qualifying fair value hedges under SFAS No. 133, which resulted in the swaps no longer being designated as hedging instruments. Also, in 2007, SunTrust updated its deposit repricing assumptions and the base case yield curve from which sensitivity analysis is derived (now the implied forward curve). Further, the Company now measures net interest income sensitivity as a percentage change in net interest income due to an instantaneous 100 basis point (“bp”) move instead of a gradual 100 basis point move. The Company believes that instantaneous shifts are more robust and therefore better illustrate the Company’s sensitivity to changes in interest rates. As the Company previously reported in its 10-Q filed August 7, 2007, the estimated percentage change in the Company’s net interest income over 12 months based on an instantaneous 100 basis point interest rate change is as follows:

Rate Shock (Basis Points)	Estimated % Change in Net Interest Income Over 12 Months
	June 30, 2007	March 31, 2007
+100	0.3%	(0.4%)
-100	(0.7%)	0.0%

Key assumptions underlying such estimates are the repricing characteristics and balance fluctuations of deposits with indeterminate or non-contractual maturities, the behavior of interest rates and spreads, the changes in product balances and the behavior of loan and deposit customers in different rate environments.

The March 31, 2007 and June 30, 2007 net interest income sensitivity profiles reported above reflect the adoption of SFAS No. 159. The recognition of interest rate sensitivity from a financial reporting perspective is different from the economic perspective due to the election of fair value accounting for $6.9 billion of received fixed interest rate swaps. Specifically, the net interest payments on these swaps are now reflected in trading income versus net interest income. Changes in short term interest rates impact both the net interest payments under the swaps and the fair value of the swaps and these changes may or may not have a benefit to net interest income. For comparison purposes, the table that follows reflects the impacts of the net interest payments on these swaps as if the payments were still being recorded in net interest income.

Rate Shock (Basis Points)	Estimated % Change in Net Interest Income plus Net Swap Impact Over 12 Months
	June 30, 2007	March 31, 2007
+100	(0.8%)	(1.7%)
-100	0.4%	1.2%

The Company intends to provide comparable figures for comparison purposes in future quarterly reports filed this year.

        The foregoing information is furnished pursuant to Item 7.01, “Regulation FD Disclosure.” Consequently, it is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or Securities Act of 1933 if such subsequent filing specifically references this Form 8-K. The Registrant does not assume any obligation to update said information in the future. In addition, the Registrant disclaims any inference regarding the materiality of such information which otherwise may arise as a result of its furnishing such information under Item 7.01 of this report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment No. 2 to The SunTrust Banks, Inc. Deferred Compensation Plan, adopted August 16, 2007, effective as of July 1, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SUNTRUST BANKS, INC.
(Registrant)

Date: August 22, 2007.	By:	/s/ David A. Wisniewski
David A. Wisniewski,
Group Vice President